Exhibit 10.4

March 23, 2016

Dr. Praveen Tyle

Dear Praveen:

Lexicon Pharmaceuticals, Inc. is pleased to offer you the position of Executive Vice President of Research and Development, reporting to me, Lonnel Coats, President and Chief Executive Officer. In this position, you will lead Lexicon’s research and development efforts and operations and will serve as a member of Lexicon’s executive management committee.

The terms under which we are offering you this position are outlined below:

Start Date
We hope that you will begin employment on or before Monday, May 23, 2016.

Employment Location
You will be working on site at our location in The Woodlands, Texas.

Salary
You will receive a monthly salary of $37,500 ($450,000 per year), paid in accordance with our standard payroll policies. We currently pay employees on the 15th and last day of each month. You will be eligible for a salary review in the first quarter of 2017 based on your start date with the Company.

Bonus Arrangements
You will be eligible for an annual bonus with a bonus target (i.e. the amount payable if all objectives are achieved) of 40% of your annual base salary, with an opportunity to earn a greater bonus for over-achievement. The actual amount of your bonus will be determined by the compensation committee of the board of directors, based upon achievement of corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors. Bonuses for 2016 are expected to be determined and paid in the first quarter of 2017.

Stock Options
You will receive an option under our Equity Incentive Plan giving you the right to purchase 100,000 shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date your employment with the Company commences. The option will vest and become exercisable according to the following schedule: (a) twenty-five percent (25%) of the total after twelve months of continuous employment and (b) one forty-eighth (1/48th) of the total after each subsequent month of employment thereafter. The option will have a ten-year term and will be subject to the terms and conditions of the plan and our standard form of stock option agreement for company officers (which includes acceleration of vesting in the event of a change in control, as defined in that agreement), which you will receive after the option is granted.

Dr. Praveen Tyle
March 23, 2016

Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 100% of an employee’s contributions up to four percent of eligible compensation.

Severance
In the event your employment is terminated without “cause” by the company, you will be entitled to receive, and the company shall be obligated to pay, salary continuation payments (pursuant to the company’s normal payroll procedures) in an amount equal to your then current base salary for a period of six months following such termination. In the event your employment is terminated without “cause” by the company in connection with a “change in control,” the term of your salary continuation payments will be extended for an additional six months to a total of one year following termination. For purposes of the foregoing,

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termination for “cause” shall mean termination of employment directly resulting from (a) intentional misconduct causing a material violation by the company of any state or federal laws, (b) a theft of corporate funds or corporate assets or in a material act of fraud upon the company, (c) an act of personal dishonesty that was intended to result in personal enrichment at the expense of the company or (d) conviction of a felony;

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a “change in control” of the company shall be deemed to have occurred if any of the following shall have taken place: (a) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company’s then-outstanding voting securities; (b) the approval by the stockholders of the company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding securities in substantially the same proportion as their ownership of the company’s outstanding voting securities prior to such reorganization, merger or consolidation; or (c) a liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets. For the avoidance of doubt, Invus, LP being a majority owner or dropping below majority ownership does not by itself constitute a “change in control;” and

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if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you will not be entitled to any payment or benefit pursuant to this “Severance” section until the earlier of (a) the date which is six months after your separation from service for any reason other than death, or (b) the date of your death. The provisions of this sub-paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six-month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six months after your separation from service (or, if earlier, as soon as practicable, and in all events within 30 days, after the date of your death). Each payment under this “Severance” section shall be treated as one of a series of separate payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this letter and our or your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This letter shall be construed and interpreted consistent with that intent.

Subject to the payment obligations of the company, if any, under the preceding paragraph of this letter, this letter does not create any term of employment, and both you and the company will be free to terminate your employment at any time for any reason.

Dr. Praveen Tyle
March 23, 2016

Relocation Costs
We will reimburse (or, if requested, pay on your behalf) up to $28,000 of costs associated with your relocation from your Atlanta condominium to your home in The Woodlands.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of Employee Proprietary Information Agreement.

If you have any questions regarding this offer, please contact Mary McKinney, Director of Human Resources. If you have any questions regarding our employee benefit plans, please contact Saturday Siekman, Director of Compensation and Benefits.

We believe that this offer represents an excellent opportunity for you and us, and that you have the capabilities to add significantly to our efforts. If you find this offer to be acceptable, please indicate your acceptance by signing and returning this letter on or before Monday, May 2, 2016.

Sincerely,

Lonnel Coats
President and Chief Executive Officer

Accepted and agreed:

Praveen Tyle

Date: